Exhibit 99.1

                        TII Announces Sale of Subsidiary

     COPIAGUE, N.Y. -- March 1, 1999 -- TII Industries, Inc. (Nasdaq NMS: TIII) announced today that it has sold substantially all of the assets of its fiber optic subsidiary, TII-DITEL, for approximately $5.3 million. Other terms of this agreement were not disclosed.

     Timothy J. Roach, President and Chief Executive Officer said that, "The sale of our fiber optic subsidiary represents TII's commitment to intensify our focus on our core business -- lightning surge protection and broadband network interface devices for the telephone and cable television industries. The proceeds from the sale will be used to help accelerate our business plan goals, some highlights of which are to invest in advanced surge protection technologies, expand our products into new markets, increase international growth and reduce debt."

     Sales of TII-DITEL represented approximately 8% of TII's consolidated sales for the fiscal year, ended June 26, 1998.

     TII designs, manufactures and markets lightning and surge protection products, network interface enclosures and station electronics devices for communication industries.

     Statements in this release that are not strictly historical are "forward-looking" statements which should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. These risks and uncertainties include economic conditions, market demand and pricing, competitive and cost factors as well as other factors from time to time discussed in TII's SEC reports.

     Visit our worldwide web site located at http://www.tii-industries.com

     CONTACT:  TII Industries, Inc., Copiague
               Paul G. Sebetic, VP Finance & CFO
               (516) 789-5000
                        or
               TII Industries, Inc., Copiague
               Jack J. Tarulli, Director - Investor Relations
               (516) 789-5000
                        or
               ECOM Consultants, Inc., New York
               Robert Frost
               (212) 391-9475